                    [letterhead of BDO Seldman, LLP]



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Allegiant Bancorp, Inc.
St. Louis, Missouri

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement (Reg. No. 333-36211), as amended, of: (1) our report dated January 24, 1997, except for Note 15 which is as of February 24, 1997, relating to the consolidated financial statements of Allegiant Bancorp, Inc. (the Company) appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996; and (2) our report, dated October 27, 1997, relating to the statement of assets purchased and liabilities assumed appearing in the Company's Current Report on Form 8-K/A filed with Securities and Exchange Commission on October 29, 1997.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP


St. Louis, Missouri
October 27, 1997